Exhibit 99.1



The Energy Forum

Lincolnway Energy

NEVADA, IOWA

Volume XIV, Issue I

January 2018

INSIDE THIS EDITION

Our Path Forward	1, 3
Forward Looking Statements	1
Financial Review	2
New Fermenter	2
Iowa, King Corn and Prince Ethanol	3
Tax Reminder	3
Butterfly Sanctuary	4
Annual Meeting	4

UNIT TRADING

Jul. 2017:	27 Units @ $675/Unit
	25 Units @ $725/Unit
	25 Units @ $600/Unit
Aug. 2017:	No Sales
Sept. 2017:	50 Units @ $625/Unit
Oct. 2017:	No Sales
Nov. 2017:	6 Units @ $625/Unit
	30 Units @ $683.33/Unit
	75 Units @ $750/Unit
Dec. 2017:	No Sales
Jan. 2018:	No Sales

LINCOLNWAY ENERGY

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

OUR PATH FORWARD

By Eric Hakmiller, President and CEO

It has been almost five years since I arrived at Lincolnway Energy and looking back it is amazing to see the changes to the industry and our company in that short time. We have moved from record high to record low prices for corn. Ethanol production has increased to an almost unimaginable 17.0 billion gallons a year. Yields are pushing levels that were considered unreachable in 2013. The Chinese have gone from the largest buyer of DDGs to punitive tariffs to import the product. Corn oil has risen from a side business to one of the prime drivers of margin in the industry.

During these changes, I have tried to stake out a path for Lincolnway Energy to be a high margin competitor by making it easy to deliver corn to our facility and to increase the value of our final products. Today, we are easily the most efficient producers of corn oil in the market. With the completion of our dryer project in March and our new fermentation capacity in July, we are on the cusp of markedly improving the value of the corn we process each day. Lincolnway Energy continues to believe that this strategy is the best way for us to remain a strong independent ethanol plant in Story County.

Increasing the ease of delivery of corn to our location was a critical issue when I arrived. We had 500,000 bushels of space which was standard for an ICM facility when we were built. That level of space meant we had eight days of inventory and were either full or empty at any given time. We could not stay open five days a week and our farmer customers could not depend on being able to deliver to us regularly. This led to huge lines in the morning so people could get corn delivered some time before we shut down the corn dumps. We added 780,000 bushels of additional storage two years ago and we really could not imagine operating without it today. We never have lines and are regularly complimented on the ease of delivery. This leads to more corn wanting to come here and ultimately better values for the corn we buy.

Corn oil has been another long fought battle here that we have turned into a success story in the last couple of years. Corn oil is the most valuable component of the bushel fetching prices of $0.24 - $0.30 per pound in the last couple of years. With DDGs values down around $0.06 per pound, every pound of oil that can be extracted is a very valuable

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FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

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 Volume XIV, Issue I  January 2018  FINANCIAL REVIEW  By Kris Strum, Director of Finance  Lincolnway Energy, LLC (LWE) ended the 2017 fiscal year with a $4.5  Comparison of Fiscal Years Ended September 30, 2017 and 2016  million in net income, a roughly $6.1 million increase from the previousyear. Revenues increased from fiscal year 2016 by approximately 9.6%due to increased producton levels for both ethanol and corn oil withthe implementaton of new process improvements as well as highermarket prices for ethanol.  Statements of Operatons Data:  Revenues  Cost of Goods SoldGross Profit  2017 2016  $110,845,184 $101,141,768  103,151,272 99,340,675  7,693,912 1,801,093  LWE hit record levels in fiscal year 2017, producing 62.5 million gallons  General and Admin. Expenses  3,136,379  3,379,164  of ethanol compared to 57.0 million gallons produced in fiscal year2016. Records were also made in corn oil producton. In fiscal year2017 LWE produced over 10,600 tons of corn oil, a 40% increase fromfiscal year 2016.  Operatng Income (loss) 4,557,533 (1,578,071)  Other Income (loss) (53,685) (62,325)  Net Income $4,503,848 ($1,640,396)  Cost of goods sold for fiscal year 2017 increased approximately 3.8%when compared to fiscal year 2016. The increase in cost of goods soldis primarily due to increases in corn costs, natural gas, as well as repairand maintenance costs. These costs were partally offset by a decreasein depreciaton.  Balance Sheet Data:  Working Capital  Net Property Plant and EquipmentTotal Assets  2017 2016  $5,176,444 $5,265,892  39,945,183 34,929,124  51,173,323 46,085,438  The increases in corn and natural gas costs are directly correlated toLWE’s increased producton. The higher maintenance and repair costsare a result of equipment getng older. LWE has also increased itsfocus on preventatve maintenance to reduce downtme and maintainhigher producton rates. The decrease in depreciaton resulted fromthe fact that the plant has completed 10 years of operaton and amajority of the original assets are now fully depreciated.  General and administratve expenses decreased approximately$.3 million in fiscal year 2017 due to the loss on the dispositon of thecoal combustor in fiscal 2016.  During fiscal year 2017, LWE spent approximately $8.5 million oncapital improvements. The majority of the expenditures were for theongoing PureStream™ Protein dryer project. This project will allowLWE to produce species specific animal feed and is antcipated to becompleted in the second quarter of fiscal year 2018. Expenditureswere also made to improve our distllaton and fermentaton areas ofthe plant.  Working capital was approximately $5.2 million at the end ofSeptember and our book value per share was $999.  A complete SEC 10K report for the year ended September 30, 2017,can be found on a link on the Lincolnway Energy’s website under theheading Investors and SEC Financial Report.  NEW FERMENTER  In many ways an ethanol plant can be considered a pipe where wepour corn in the front and ethanol, DDGs and corn oil come out theother end. The fermenter is the "work horse" of the process and servesas a “wide spot” in the road for the corn to sit with enzymes and yeastto produce ethanol. The more fermenters a plant has the more tmethe “work horse” can work. This allows all the sugar to be consumedby the yeast and all the ethanol possible to be produced. This createshigher yields per bushel but not necessarily more ethanol per year.This has been a very common upgrade to the original ICM design andhas long been on our wish list to complete.  Long-Term Obligatons 3,942,960 3,542,593  Member’s Equity 41,997,638 37,493,790  Book Value Per Member Unit $999 $892  LWE Net Income  $20,000,000  $15,000,000  $10,000,000  $5,000,000  $-  $(5,000,000)  $(10,000,000)  2013 2014 2015 2016 2017  LWE Book Value per Share  $1,400  $1,200  $1,000  $800  $600  2013 2014 2015 2016 2017  We are finally to the point of moving forward with this project. Wehope to start setng the foundaton in the spring and have it completedby mid-summer. Early indicatons are extending ferm tme by sevenhours results in 0.02 - 0.035 increase in yield which should show agood return on this project even in a low corn cost environment.  2

Volume XIV, Issue I January 2018

IOWA, KING CORN AND PRINCE ETHANOL

By Blair Picard, Commercial Manager

Back when I wore a younger man's clothes, as today, Iowa was still the leading corn producing state. National yields were 118 bushels per acre and the price was a couple bucks per bushel in the mid 1980s. Today, in the mid 2010s, the Nehru jacket and bellbottoms have been long retired and the national corn yield is up to 175 bushels per acre and the price is three and a half bucks. Particularly adjusted for inflation, not a lot has changed in terms of prices and production here in the Hawkeye State.

But a lot of other things have changed very much in the supply and demand for corn. Total US supplies of corn surpassed 11 billion bushels in the 1980s. Today that supply number approaches 17 billion bushels. Back then, we fed about 40% of our supplies to animals. Now that number is down to under a third. We exported about the same 13-14% of our supplies then and do the same now. So where does that extra 6 billion bushels, now worth $21 billion dollars, go?

It by and large goes to produce fuel ethanol, a market that did not exist when corn was often shipped in box cars. This year the US will use a third of its corn supplies to make nearly 16 billion gallons of ethanol, or 10% of the gasoline consumed in this country. That ethanol, currently priced at about $1.20 per gallon here at Lincolnway, not only has pulled down the price of your gasoline at the pump and raised the octane values without the harmful groundwater pollution associated with petroleum, it has also fed an additional $25 billion dollars of revenue into the pockets of US farmers. Many of those billions have flowed into our economy here in Iowa.

Basic economic theory tells us that if a commodity is priced below its cost of production for an extended period of time, producers will stop producing until the supply is reduced enough to bring prices back above the cost of production. Certainly if corn were still priced at $2 per bushel, production would not be 15 billion bushels. While no Iowa farmer is getting rich at $3.50 per bushel, it is enough to support those big current production numbers.

And that ethanol demand is very important to our state. In the 1980s, the US produced 45% of the world's corn supply. Today that number has dropped below 33%. New lands have been opened up in South America, Asia and Eastern Europe. Utilizing more technology, foreign farmers have been closing the yield gap versus their US counterparts. It is a very competitive world out there.

That all means a lot for all of us here in Iowa. Farm income is a big part of our state's income producing matrix. When farm income is strong, here in Iowa greater economic activity is supported. Real estate prices increase, both farmland and housing. More jobs are created in the agriculture industry and outside industries. Iowa and many of our Midwest neighbors escaped some of the economic carnage following the 2007/08 meltdown because of a strong agricultural sector. This relative prosperity is directly related to ethanol. Despite lower inflation adjusted corn prices than we saw in the 80s, the ability of the market to absorb many more bushels of corn at prices above the cost of production, has contributed mightily to our prosperity in Iowa. And that contribution is virtually completely due to the ascendance of ethanol.

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addition to revenue. Lincolnway Energy was an early mover in this segment but were caught up in patent litigation and so we were never in a position to fully execute on the potential of corn oil until recently. As the court case has turned in our favor, we began looking for ways to extract more oil per bushel. Through knowledge we bought to bear from the vegetable oil refining business as well as some technology we have licensed and others we have patented, we are now producing well over a pound of oil per bushel, nearly twice the industry average. This change has led to a major improvement in our margins and a much better competitive position in the market.

For those of you who drive by the plant you can see the construction underway, converting the old coal facility to the new dryer building. This dryer will allow us to produce a better, more valuable coproduct we are calling PureStream™ Protein targeting the swine industry. This is important as it will allow us to focus a higher value product on a local Iowa growth market in the Iowa swine industry and not be beholden to Chinese or other foreign markets that have proven to be at best opportunistic and at worse unreliabile. As we have watched protein market prices rise this year we are looking forward to the introduction of this new product. This has been a tough winter for construction but we are on line to be operational by early spring.

The final step in our plans this year will be the construction of a fifth fermenter scheduled to be completed in the middle of the summer. It will be located to the west of our current fermentation capacity. This has been a long awaited project for us, designed not to increase the amount of ethanol we produce but to extend fermentation times so we can increase the yield of ethanol we produce from each bushel. We have made strides in this area, with 2017 the best yielding year we have had since I have been here, but this investment should vault us to the head of the pack.

There is an adage called Hofstadter's Law that everything takes longer than you think even if you consider Hofstadter's Law. I feel that every day as we move various domino pieces in line. We have made a lot of changes here and have gotten a lot of things in place. We now have the right organization and the right technology. I am very much looking forward to the next chapter in our history.

As always, I want to thank you for your continued support of Lincolnway Energy. Please feel free to give me a call if you have any questions about the company or where we are going. I will do my best to get you an answer. Also, we enjoy showing the facility to shareholders so if you are in the area and want a tour please feel free to give me a call. I look forward to seeing each of you at the Annual Meeting on March 5.

TAX REMINDER

In mid-to-late February, investors will receive a K-1 for their portion of LWE's taxable income for the period January 1 – December 31, 2017. This information will need to be included in your 2017 tax returns. Just a reminder that the distributions paid during December 2017 are not taxable. LWE cannot give out tax advice, please contact your tax professional if you need assistance.

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BUTTERFLY SANCTUARY

About six months ago we were approached by the Iowa Renewable Energy Association about spearheading a program targeted at monarch butterflies and other pollinators. We would work with the Monarch Conservation Consortium to build a sanctuary for the migrating monarch and other pollinators. The concern was that Iowa gets bad press due the success of corn cultivation and this would be a low impact way to give back to the environment. The program would have Lincolnway designate some of our land to the program and then work with the State of Iowa to seed it with flowering cover. Reviewing our property, we selected 2.7 acres on the southwest corner on the property bordering Lincoln Highway. We have roughed up the ground and will plant seed in the spring. Our hope is that this will be an opportunity to brighten a section of the roadway and give back to the environment which has been so good to us in Iowa.



Monte Shaw (left), Kevin Reynolds (middle), and Eric Hakmiller (right) stand on Lincolnway Energy's Monarch Fueling Station in front of Lincolnway Energy.

ANNUAL MEETING

Monday, March 5, 2018 - 6:30 p.m.
Holiday Inn Ames Conference Center
2609 University Blvd. - Ames, Iowa

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PRSRT STD
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PERMIT NO. 321

Volume XIV, Issue I January 2018

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